Exhibit 10(c)

JULY 2003 AMENDMENT TO THE

NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2

This amendment to the Northrop Grumman Supplemental Plan 2 effective December 1, 1993 (“Plan”), as described below, restates the Plan appendix entitled the Officers Supplemental Executive Retirement Program in order to make certain clarifying changes to that program. The provisions in this amendment are effective July 1, 2003.

1.	Section 2.01 (In General) is amended by replacing the first paragraph as follows:

2.01	In General. The Plan contains a number of different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs. The Company, in its sole discretion, will determine all eligibility conditions, make all benefit determinations, and otherwise exercise sole authority to interpret the Plan and Programs.

2.	Appendix G is completely restated as follows:

APPENDIX G

Officers Supplemental Executive Retirement Program

G.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible officers of the Company. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

G.02	Definitions and Construction.

(a)	Capitalized terms used in this Appendix which are not defined in this Appendix or Article 1 of the Plan are taken from the Northrop Grumman Pension Plan and Cash Balance Plans (the “Qualified Plans”), and are intended to have the same meaning.

(b)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are therefore to be construed utilizing the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified below.

(c)	Benefits under this Program will be determined with reference to the terms of the Qualified Plans (including Eligible Pay and Credited Service) even if Participants are transferred to positions with the Affiliated Companies in which they are no longer covered by the Qualified Plans.

(1)	That is, if such a transfer occurs, for purposes of the formula under this Program, Participants will continue to earn deemed compensation and service credits as if they were still participating under the Qualified Plans.

(2)	Notwithstanding (1), such deemed compensation and service credits will not be considered as earned under the Qualified Plans for purposes of determining:

(i)	benefits under the Qualified Plans or supplements to the Qualified Plans other than this Program, or

(ii)	the Benefit Limit under Section G.05(a) below.

G.03	Eligibility. Eligibility for benefits under this Program is limited to elected or appointed officers of the Company. No employees of Newport News Shipbuilding Inc., Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), Component Technologies or Premier America Credit Union are eligible for benefits under this Program. No Participant is entitled to any benefits under this Appendix G until he or she becomes vested under the Qualified Plans, except to the extent provided in Section G.08. No individual who is, was, or will be eligible to participate in and receive benefits under Appendix F of the Northrop Grumman Supplemental Plan 2 (the “CPC SERP”) is eligible to participate under this Appendix G.

G.04	Benefit Amount.

(a)	A Participant’s annual Normal Retirement Benefit under this Program equals the sum of (1) through (3) below, subject to the limit described in Section G.05(a) below:

(1)	2.0% x Final Average Salary x Months of Benefit Service up to 120 months ÷ 12

(2)	1.5% x Final Average Salary x Months of Benefit Service in excess of 120 months up to 240 months ÷ 12

(3)	1.0% x Final Average Salary x Months of Benefit Service in excess of 240 months up to 540 months ÷ 12

However, in the event an employee performs service during his or her career in covered positions under both this Appendix G and the CPC SERP, such an employee’s entire benefit will be calculated under the terms of Section F.04 of the CPC SERP and payable under the terms of that program, all benefits accrued under this Program will be eliminated, and no amounts will be payable under this Appendix G.

(b)	The total benefit payable is a single, straight life annuity benefit for the Participant commencing at age 65, assuming an annual benefit equal to the benefit formula amount in (a). The form of benefit and timing of commencement will be determined under Section G.06.

(c)	Months of Benefit Service will be determined under the rules of the Qualified Plans for determining service after June 30, 2003 or the date after which the Participant is covered by a Cash Balance Plan, if later. For periods of service prior to becoming a participant in a Cash Balance Plan, Benefit Service will be computed using the Special Elapsed Time Method described under the Qualified Plans.

(d)	Months of Benefit Service will continue to be counted for a Participant until the earlier of (1) or (2):

(1)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(2)	Cessation of the Participant’s status as an elected or appointed officer of the Company.

(e)	Benefits are calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.

(f)	If a Participant’s benefit is paid under this Program prior to reaching age 65, the benefit will be adjusted as follows. The Early Retirement Benefit is a monthly benefit equal to the Normal Retirement Benefit reduced by the lesser of:

(1)	1/12th of 2.5% for each calendar month the payment of benefits begins prior to the Participant reaching age 65; or

(2)	2.5% for each point less than 85 where the number of points applicable to such Participant is equal to the sum of:

(i)	his or her age (computed to the nearest 1/12th of a year) at the annuity starting date and

(ii)	1/12th of his or her months of points service under the applicable Qualified Plan (also computed to the nearest 1/12th of a year) as of the date his or her employment terminated.

To determine whether the Early Retirement Benefit provisions apply and to calculate the early retirement reduction, the Participant’s Vesting Service and months of points service earned under the Qualified Plans (or deemed earned under G.02(c)) will be utilized.

(g)	Except as provided under Sections G.06(c) and G.07, no benefit will be paid under this Program in the event a Participant:

(1)	experiences a Termination of Employment prior to attaining age 55 and completing 120 Months of Benefit Service; or

(2)	is not an active Participant in the Plan at the time of his or her Termination of Employment.

(h)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three of the last ten consecutive plan years in which the Participant was a covered employee. For this purpose, years will be deemed to be consecutive even though a break in service year intervenes.

(i)

Eligible Pay for any plan year will be determined by reference to the definition (including all provisions concerning mid-year transfers affecting participation) found in the defined benefit restoration plan, including the Litton Industries, Inc. Restoration Plan, the Litton Industries, Inc. Restoration Plan II, or the Northrop

Grumman Supplemental Plan 2, under which the Participant benefits. In the event the Participant is not a participant under a benefit restoration plan, Eligible Pay will be determined by reference to the applicable qualified retirement plan under which the Participant benefits, including compensation deferred under the Northrop Grumman Executive Deferred Compensation Plan and compensation deferred under the Northrop Grumman Deferred Compensation Plan; provided, however, that any compensation deferred shall only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment. A Participant’s Eligible Pay will also exclude any amounts received as retention or acquisition bonuses as a result of the acquisition by Northrop Grumman Corporation of Litton Industries, Inc.

G.05	Benefit Limit. Accruals under Section G.04 will be limited as provided in this Section.

(a)	Accruals for a Participant under this Program may not exceed the lesser of (1) or (2) below, adjusted as described in (b):

(1)	60% of Final Average Salary; or

(2)	the amount calculated under Section G.04 above.

(b)	The amounts calculated under (1) and (2) above will be multiplied by any applicable early retirement factor and further reduced by the early retirement benefits the participant is eligible for, including all early retirement subsidies, supplements, and other such benefits, under all plans, programs, and arrangements maintained by the Company, whether qualified (excluding all defined contribution plans) or nonqualified (excluding contributory plans), including, but not limited to, the following:

(1)	the Qualified Plans and any other defined benefit plan qualified under section 401(a) of the Code which is maintained by the Affiliated Companies, was maintained by any other employer while it was an Affiliated Company, or was maintained by an Affiliated Company prior to being acquired by the Company;

(2)	the Northrop Grumman ERISA Supplemental Plan 1 and the Northrop Grumman Supplemental Plan 2, including the ERISA Supplemental Program 2 described in Appendix B of that plan;

(3)	the Grumman Corporation Supplemental Retirement Plan and the Grumman Excess Plan;

(4)	the Litton Restoration Plan (Part I benefits only), the Litton Restoration Plan II (Part I benefits only), and the Litton Supplemental Executive Retirement Plan;

(5)	any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”) for those entitled to it; and

(6)	any other Company plan, program, arrangement or individual contract which provides a nonqualified, defined benefit pension benefit.

(c)	The limits in (a) may not be exceeded even after the benefits under this Program have been enhanced by the benefit under Special Agreements enhancing age and service.

(d)	For purposes of the offset in (b):

(1)	in the event a Participant’s benefit under this Program commences prior to reaching age 65, benefits under this Program will be offset for the plans described in (b) by converting the benefits paid or payable from such plans to an actuarially equivalent single life annuity benefit commencing upon the earliest retirement age under this Program. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and adjusted for different normal forms of benefits or different commencement dates using the actuarial assumptions of Section G.09;

(2)	in the event a Participant’s benefit under this Program or any plan described in (b) commences upon reaching age 65, benefits under all the plans will be compared on the basis of a single, straight life annuity commencing at age 65using the assumptions stated in Section G.09; or

(3)	in the event a participant has previously received a distribution from one of the applicable Qualified Plans for a period of prior service that is included for purposes of calculating a benefit under this Program, that previously received benefit will not true-up with any other plan upon retirement, but will be treated as accrued separately for all purposes and included for purposes of the Benefit Limit.

(e)	For purposes of this Section, Final Average Salary will be calculated without regard to the limits in section 401(a)(17) of the Code.

(f)

Example:  A Participant elects to receive an early retirement benefit at age 55 after completing 240 Months of Benefit Service with Final Average Salary equal to $250,000. The Participant has accrued monthly benefits under the Northrop Grumman Electronic Sensors & Systems Sector Pension Plan (the “ES Plan”) equal to $2,550, the Northrop Grumman ERISA Supplemental Program 2 (“ERISA 2”) equal to $600, and the Northrop Grumman Electronic Sensors & Systems Sector Executive Pension Plan (the “ES EPP”) equal to $600. The Participant’s pre-offset benefit under this Program, calculated in accordance with Section G.04, will equal 35% of the Participant’s Final Average Salary ($250,000)

x 75% to account for the early retirement reduction under Section G.04(f). This will result in a monthly gross benefit under this Program, prior to the application of the Benefit Limit, equal to $5,468.75. The Participant’s total net benefit will be calculated, taking into account the offset under (b) above, by reducing the gross benefit by the following:

(1)	the $2,550 monthly benefit under the ES Plan payable at age 55 pursuant to that plan’s conversion factors; and

(2)	the $600 ERISA 2 early retirement single life annuity payable at age 55.

(3)	There is, however, no offset applicable to the ES EPP due to the fact that the Participant is not eligible for an early retirement benefit at age 55 under that plan.

This will result in a monthly gross benefit under this Program equal to $2,318.75.

G.06	Payment of Benefits.

(a)	Benefits will be paid in accordance with Section 2.02 of the Plan, utilizing the benefit forms available under the Qualified Plan under which the Participant last accrued benefits.

(b)	Except as provided in (c), benefits will commence effective the first of the month following Termination of Employment or, if later, effective as of the earliest date an early retirement benefit would commence for the Participant under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors under Section G.04(f).

(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section G.07.

G.07	Preretirement Death Benefits. If a Participant dies before commencement of benefits, preretirement surviving spouse benefits will be payable under this Program on behalf of the Participant if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.

(a)

A preretirement death benefit will be calculated for a Participant’s surviving spouse in the same manner as if the benefits earned under this Program were benefits under the Qualified Plan from which the Participant retired. For example, in the case of a Northrop Grumman Pension Plan participant, the death benefit will be the survivor benefit portion of a 100% joint-and-survivor annuity based on the benefit in G.04, as adjusted for early commencement under Section G.04(f) and as limited by G.05.

(b)	(1) Benefits may commence effective the first of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(f).

(2)	The Company may delay payment in the event there is a dispute as to whom payment is due until the dispute is settled.

(c)	The benefit in (a) will be determined without regard to the limits in sections 401(a)(17) and 415 of the Code.

(d)	No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

G.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement pension benefits. Notwithstanding any other provision to the contrary, this Section will not be applicable to any individually-negotiated arrangements between a Participant and the Company concerning severance payments.

(a)	Intent: It is the intent of this Section to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections G.04 or G.07 (as limited by G.05).

(b)	No duplication of benefits: In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the individually-negotiated arrangement provides a benefit in excess of the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under G.05).

(d)	In order to determine which benefit is greater, all benefits will be compared on the basis of an actuarial equivalent single, straight life annuity commencing at the Participant’s Normal Retirement Date.

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.

G.09	Actuarial Assumptions. The following defined terms and actuarial assumptions will be used to the extent necessary under Sections G.05 and G.08 to convert benefits to straight life annuity form commencing upon the Participant reaching age 65:

Interest:    Five percent (5%)

Mortality:    The applicable mortality table under section 417(e)(3) of the Code, which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit:    2.8% per year.

Variable Unit Values:    Variable Unit Values are presumed not to increase for future periods after commencement of benefits.

IN WITNESS WHEREOF, this Compensation Committee has caused this Amendment to be executed by its duly authorized representative on this 22nd day of July, 2003.

COMPENSATION COMMITTEE OF NORTHROP GRUMMAN CORPORATION

By:	/s/ J. MICHAEL HATELEY
J. Michael Hateley Vice President and Chief Human Resources and Administrative Officer